UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2010
Date of report (date of earliest event reported)

Apollo Solar Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-12122	84-0601802
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

No. 485 Tengfei Third,
Shuangliu Southwest Airport Economic Development Zone
Shuangliu, Chengdu
People’s Republic of China, 610207
(Address of principal executive offices)(Zip Code)

+86 755 2580 1888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On March 16, 2010 (the “Effective Date”), Apollo Solar Energy, Inc. (the "Company”) entered into a Joint Research Agreement (the “Agreement”) with the New Jersey Institute of Technology (the “NJIT”) pursuant to which the Company agreed to pay the NJIT sponsorship funds in an aggregate amount of $1,500,000, to be delivered in three equal installments within 15 days of each of the Effective Date, the first anniversary of the Effective Date, and the second anniversary of the Effective Date.  Under the terms of the Agreement, the NJIT will provide certain laboratory instruments, equipment and personnel to develop materials for novel CdTe thin film PV technology (the “Project”), and will deliver bi-annual reports to the Company regarding the Projects during the term of the Agreement.  The NJIT granted to the Company an exclusive option and right of first refusal to receive a royalty-bearing license to any intellectual property rights the NJIT may have related to the Project, which license will be on commercially reasonable terms, as negotiated in good faith by the parties.  The NJIT also granted to the Company a right of first refusal to enter into negotiations with the NJIT regarding the creation of a separate business entity for the purpose of commercializing any intellectual property resulting from the Project.  The Agreement will remain in effect for a period of three years, unless earlier terminated by either the Company or the NJIT upon 30 days prior written notice.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Joint Research Agreement (Apollo Cd/Te Solar Energy Center), by and between Apollo Solar Energy, Inc. and New Jersey Institute of Technology, dated March 16, 2010.
99.1
Press release titled “Apollo Solar Energy, Inc. to Fund a Three-Year, $1.5 Million Sponsorship of the New Jersey Institute of Technology to Create a New CdTe Solar Cell Research Center,” dated March 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO SOLAR ENERGY, INC.

Dated: March 19, 2010                                                                           By:/s/ Renyi Hou
Renyi Hou
Chief Executive Officer